Where Food Comes From, Inc. 8-K

Exhibit 99.2

Event Title: Where Food Comes From Q2 2013 Earnings Call

Ticker Symbol: WFCF.PK

Date and Time: August 1, 2013 2:05 PM MST

Executives

Jay Pfeiffer – Investor Relations

John Saunders – Chairman and Chief Executive Officer

Jay Pfeiffer
Good afternoon and welcome to the Where Food Comes From First Quarter conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the Company’s products and services, and potential acquisitions are forward-looking statements.  Listeners should not place undue reliance on these statements.  There are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company.  At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John
Thank you, Jay.

First I want to apologize for the tight timing of the news release and the conference call today, which is due to a busy schedule on our end.  I promise in the future you’ll have more than 5 minutes to digest our earnings release prior to the conference call.

On another subject, as some of you may know, Dannette Henning – our CFO for the past 5 years – relocated to Texas a while back and that necessitated a changing of the guard in that position.  Dannette has done a wonderful job for us through the years.  Some of you have told us that Where Food Comes From closes its books and files with the SEC much faster than the average microcap company – and Dannette is a big reason for that.

That said, I have good news and I have good news.  The first good news is that Dannette will be staying on with the Company in another capacity where her physical location is not really an issue.  She’ll be supporting us in a variety of areas – M&A for example – where her expertise and deep knowledge of our company and our industry will continue to be highly valuable.  The other good news is that Dannette’s successor as CFO – Lisa Fischer – whom some of you met at our recent shareholder meeting - hit the ground running mid-quarter and has done a wonderful job getting up to speed and getting our numbers out on time.  Lisa’s background is as an auditor and manager with Grant Thornton, a worldwide Top 6 accounting and advisory firm.  We’re very lucky to have her onboard.

Now for a quick recap of our second quarter, after which I will open the call to questions.

We’re pleased to report we returned to profitability in the second quarter.  You’ll recall that in the first quarter of this year we incurred our first quarterly loss in more that three years due to a decline in source and age verification revenue resulting from Japan’s decision to change their import policies.  We bounced back in Q2 with a solid profit and expect to continue profitable operations on a year-over-year basis for the foreseeable future.  By the way, our profit would have been nearly double what it was had we not invested $45,000 in M&A activity during the quarter. Having said that, we believe it is money very well spent, but more on that later.

Q2 revenue results continued to reflect the loss of some source and age verification customers over the past 6 months.  Importantly, however, the majority of our source and age customers have continued to subscribe to those services as a means of differentiating their cattle – earning premiums at auction – and providing retailers and consumers with an extra measure of confidence in their buying decisions.  And remember, as we discussed last quarter, there is no assurance that Japan will not reinstate their prior import regulations based on current market demand or other international trading issues.  Additionally, as we also discussed in Q1, the USDA’s Animal Disease Traceability program over the next several years will begin requiring US cattle producers to source verify breeding cattle, which could quickly make up for, and would likely exceed, the business we have lost.

Another positive note – our revenue decline for the entire quarter was only $156,000 dollars and for the six month period only $160,000 dollars.  In the big picture that’s a pretty limited impact, especially considering that our long-term success as a company is not really tied to our core export-related revenue but rather a business model that emphasizes continually growing our product/services portfolio to cover more food groups and more certifications in order to position Where Food Comes From as the unchallenged leader in knowing where food comes from.  This, in turn, will position us to accelerate the growth of our Where Food Comes From labeling program.

On the M&A front, we continue to execute our strategy of evaluating for potential acquisition complementary companies and/or assets that will add new food groups or certifications to our portfolio – or expand our presence in existing niche markets.  Unfortunately, I can’t tell you more about our progress except to say we believe we are making progress and continue to strongly believe M&A will be a critical driver of revenue growth and of our transition from a verification company to a consumer labeling company.